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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT by and between IDEC Pharmaceuticals Corporation (the "Company"), and William H. Rastetter, Ph.D. (the "Executive"), dated as of June 20, 2003 and effective as of the Effective Time (as defined below).

        WHEREAS, the Executive presently serves as the Chairman and Chief Executive Officer of the Company; and

        WHEREAS, pursuant to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), Bridges Merger Corporation, a wholly owned subsidiary of the Company, shall merge with and into Biogen, Inc. ("Biogen"), with Biogen continuing as the surviving corporation (the "Merger"); and

        WHEREAS, commencing as of the Effective Time (as defined in the Merger Agreement) the Company desires to have the continued association and services of the Executive in order to retain the Executive's experience, skills, abilities, background and knowledge, desires to provide incentive to the Executive to provide valuable future services to the Company, and is willing to employ the Executive in the capacities and on the terms and conditions set forth in this Agreement; and

        WHEREAS, before the Effective Time, the Executive has had an "at will" employment relationship with the Company; and

        WHEREAS, the Company wishes to provide for contractual terms relating to the employment by the Company of the Executive from and after the Effective Time; and

        WHEREAS, the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement and is willing to accept such employment on the terms and conditions set forth in this Agreement; and

        WHEREAS, none of the Company's or the Executive's respective rights or duties under this Agreement has accrued before the Effective Time, and the Executive's services to the Company before the Effective Time form no part of the consideration for this Agreement.

        NOW, THEREFORE, it is hereby agreed as follows:

1.    TERM.    The term of this Agreement shall commence as of the Effective Time and end on the date three years following the Effective Time unless sooner terminated pursuant to Section 4 of this Agreement (the "Original Term"). This Agreement shall automatically be extended on each date (each an "Extension Date") beginning two years prior to the expiration of the Original Term for an additional day unless, not later than the day immediately preceding such Extension Date, the Company or the Executive shall have given written notice to the other that it does not wish to so extend the term of this Agreement. The Original Term and additional periods of renewal are collectively referred to herein as the "Term."

2.    POSITION AND DUTIES.

        (a)   During the Term, the Executive shall serve as Executive Chairman of the Company and as Chairman and as a member the Company's Board of Directors (the "Board"), in each case with such duties and responsibilities as are customarily assigned to these positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. During the Term, the Executive shall report to the Board. During the Term, the Chief Executive Officer of the Company and the Discovery Research, Venture Investing, Public Policy, Public Relations, Corporate Strategy, Portfolio Management and Strategic Initiatives functions of the Company shall report, directly or indirectly, to the Executive. During the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as members of the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board.

        (b)   During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use all reasonable efforts to carry out his responsibilities faithfully and efficiently. However, the Executive may, subject to the prior approval of the Board, serve on up to three for-profit corporate boards and such industry, civic or charitable boards or committees as Executive may determine, so long as these activities do not interfere with the performance of the Executive's responsibilities to the Company. For purposes of the immediately preceding sentence, Executive's service on the Boards of Illumina, Inc. and California Healthcare Institute shall be deemed approved by the Board as of the Effective Time.

        (c)   During the Term, the Executive shall be based at the Company's San Diego Center of Excellence in the San Diego, California metropolitan area, except for travel reasonably required for the performance of the Executive's duties hereunder.

3.    COMPENSATION.

        (a)   BASE SALARY.    The Company shall pay the Executive an annual base salary (the "Annual Base Salary") at the rate of $900,000. The Annual Base Salary shall be paid in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. Annual Base Salary shall be reviewed at least annually by the Board after consultation with the Executive and may from time to time be increased (but not decreased) as determined by the Board. Effective as of the date of any such increase the Annual Base Salary as so increased shall be considered the new Annual Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Annual Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement. No additional remuneration shall be paid to Executive with respect to his service on the Board during the Term.

        (b)   ANNUAL CASH BONUS.    For fiscal years during the Term, the Executive shall participate in annual cash incentive compensation plans, in effect or to be adopted and approved by the Board or the Compensation Committee from time to time, with applicable corporate and individual performance targets and maximum award amounts determined by the Compensation Committee. The Executive's annual target bonus opportunity pursuant to such plans shall be 100% of the Annual Base Salary in effect for the Executive at the beginning of the fiscal year and the Executive shall be eligible to earn amounts in excess of such target amount in accordance with the annual cash incentive compensation plan methodology utilized by Biogen prior to the Effective Time. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan.

        (c)   LONG-TERM INCENTIVE COMPENSATION.    During the Term, the Executive shall be eligible to receive long-term incentive compensation awards (which may consist of stock options, restricted stock, long-term cash awards or other forms of long-term incentive compensation) pursuant to the Company's equity and long-term incentive compensation plans and programs in effect or to be established from time to time. These awards shall be granted in the discretion of the Board or Compensation Committee and shall include such terms and conditions (including performance objectives) as the Board or Compensation Committee deems appropriate. The Company shall cause the shares subject to any stock options, restricted stock or similar awards to the Executive to be registered on a Form S-8 or other appropriate form and to otherwise be made in compliance with all applicable laws and regulations (including, without limitation, the regulations of any national securities exchange upon which the Company's stock trades).

        (d)   OTHER BENEFITS.    During the Term, the Executive shall be eligible to participate in the retirement, welfare benefit, and fringe benefit plans, practices, policies and programs of the Company (including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programs) to the same extent, and subject to the same terms and conditions, as these arrangements are made available to the senior officers of the Company. Without limiting the generality of the foregoing, the Executive shall (i) continue to be entitled to the supplemental life insurance coverage that the Company is currently providing to him (which provides him with coverage above the $1 million limit of the Company's group life insurance plan, up to a maximum of $4 million) and (ii) be provided with individual long term disability coverage, which will provide him a benefit equal to 70% of his Annual Base Salary if he is permanently disabled under the terms of the coverage (which coverage may contain an offset for the amounts payable to the Executive pursuant to the first sentence of Section 5(b) hereof, net of any applicable federal, state or local tax on income paid or payable with respect to such amounts payable pursuant to Section 5(b)). The Company shall also reimburse the Executive an amount in respect of any taxes imposed on him in connection with income imputed as a result of the long term disability coverage described in the preceding sentence such that, after payment of the taxes on such imputed income, there remains a balance sufficient to pay the taxes on the amount being reimbursed. For purposes of this payment, the Executive shall be deemed to pay federal, state and local income tax at the highest marginal rate. The Executive shall also be eligible to participate in the Company's Voluntary Executive Supplemental Savings Plan and the Company's Supplemental Executive Retirement Plan to the extent such plans are maintained following the Effective Time (or any successor or replacement of such plans). The Company shall provide the Executive with an annual stipend of up to $50,000 for purposes of financial counseling and tax preparation, payable upon presentation of invoices for such services from lawyers, accountants or other professionals chosen by the Executive in connection with such financial counseling and tax preparation services.

        (e)   VACATION; EXPENSES.    The Executive shall be entitled to five weeks paid vacation per calendar year during the Term. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Company's usual policies.

4.    TERMINATION OF EMPLOYMENT.

        (a)   DEATH OR DISABILITY.    The Executive's employment shall terminate automatically upon the Executive's death during the Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Term. "Disability" means that the Executive is permanently disabled within the meaning of the long-term disability coverage described in Section 3(e) or, if there is no such coverage in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury and (ii) a physician mutually selected by the Executive and the Company (with approval of such physician not unreasonably withheld or delayed), has determined that the Executive is permanently disabled. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and will be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Time").

        (b)   TERMINATION BY THE COMPANY.

            (i)  The Company may terminate the Executive's employment during the Term for Cause or without Cause, subject to the provisions of Section 4(b)(iii) hereof.

           (ii)  "Cause" means any of the following: (A) the Executive's conviction by a court of competent jurisdiction for felony criminal conduct, (B) the Executive's gross negligence or willful misconduct (unless the Executive believed in good faith that the act or omission was in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled)), in either case in the performance of his duties hereunder that results in a detriment that is material to the Company and its subsidiaries taken as a whole, or (C) the Executive's willful or intentional material breach of Section 6 of this Agreement or of any Proprietary Information and Inventions Agreement executed by the Executive that results in detriment that is material to the Company and its subsidiaries taken as a whole. Notwithstanding the forgoing, Cause shall not include any act or omission of which the Audit Committee of the Board (or the full Board) has had actual knowledge for at least six months without asserting that the act or omission constitutes Cause.

          (iii)  A termination of the Executive's employment (with or without Cause) shall not be effective unless it is accomplished in accordance with the following procedures. The Board shall give the Executive written notice ("Notice of Termination") of its intention to terminate the Executive's employment, and if such termination is purported to be for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting. The "Special Board Meeting" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termination. The Special Board Meeting must take place not less than thirty business days after the Executive receives the Notice of Termination. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting. During the Original Term, the Executive's termination shall be effective when a resolution terminating the Executive's employment is duly adopted by at least 80% of the entire Board (excluding for this purpose directors who are then serving as an officer or employee of the Company) at the Special Board Meeting, which resolution, if the Executive's termination is for Cause, shall state that, in the good faith opinion of at least 80% of the entire Board (excluding for this purpose directors who are then serving as an officer or employee of the Company), the Executive is guilty of the conduct described in the Notice of Termination and that such conduct constitutes Cause under the applicable provision of this Agreement. Following the Original Term, the Executive's termination shall be effective when a resolution terminating the Executive's employment is duly adopted by a majority of the entire Board (excluding for this purpose directors who are then serving as an officer or employee of the Company) at the Special Board Meeting, which resolution, if the Executive's termination is for Cause, shall state that, in the good faith opinion of at least a majority of the entire Board (excluding for this purpose directors who are then serving as an officer or employee of the Company), the Executive is guilty of the conduct described in the Notice of Termination and that such conduct constitutes Cause under the applicable provision of this Agreement. For the avoidance of doubt, the Executive's employment with the Company during the Original Term may not be terminated without the affirmative vote of at least 80% of the entire Board (excluding for this purpose directors who are then serving as an officer or employee of the Company) at a Special Board Meeting. A failure by the Company to follow the provisions of this Section 4(b)(iii) with respect to a termination for Cause shall result in the termination of the Executive's employment being conclusively deemed to be a termination by the Company without Cause.

        (c)   TERMINATION BY THE EXECUTIVE.

            (i)  The Executive may terminate employment for Good Reason or without Good Reason.

           (ii)  "Good Reason" shall mean the occurrence of any of the following events, without the Executive's consent, at any time during the Term: (A) the Executive is not elected to the Board of Directors or designated Executive Chairman of the Company; (B) causing or requiring the Executive to report to anyone other than the Board; (C) the assignment to the Executive of any duties inconsistent in any material respect with his position, authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities; (D) denial of the Executive of the ability to appoint and remove the executive employees of the Company reporting, directly or indirectly to Executive (provided that the existence of the special arrangements regarding the process for terminating the employment of the Chief Executive Officer of the Company shall not constitute Good Reason, nor shall any restriction on the Executive's ability to appoint and remove executive employees responsible for compliance or internal or disclosure controls); (E) a relocation of the Company's San Diego Center of Excellence outside of the metropolitan San Diego area; (F) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement or (G) a reduction of the Annual Base Salary under Section 3(a) or material failure to pay benefits provided or referred to under this Agreement, unless any such action under subclause (C) or subclause (G) is remedied by the Company within ten days after receipt of notice thereof given by the Executive.

          (iii)  A termination of employment by the Executive for Good Reason shall be effected by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective ten days following the date when the Notice of Termination for Good Reason is given, unless the event constituting Good Reason is described in subclause (C) or subclause (G) of Section 4(c)(ii) and is remedied by the Company prior to that date. Actions by the Company which constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 5. An event shall not be deemed to constitute Good Reason if the Executive fails to deliver Notice of Termination for Good Reason within six months of his actual knowledge of the event.

          (iv)  A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company 30 days written notice of the termination.

        (d)   DATE OF TERMINATION; RESIGNATION.    The "Date of Termination" means the date of the Executive's death, the Disability Effective Time or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective. Following termination of the Executive's employment for any reason, the Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company and its subsidiaries. For the avoidance of doubt, a delivery of notice of non-renewal of the Term by the Company shall not be deemed to be a termination with or without Cause by the Company, nor shall it be an event of Good Reason.

5.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

        (a)   OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON.    If, during the Term, the Company terminates the Executive's employment for any reason other than for Cause or due to his Disability, or the Executive terminates his employment for Good Reason, then the Company shall pay to the Executive, not later than thirty days following the Date of Termination, (i) a cash lump sum equal to three times the sum of (A) the Executive's Annual Base Salary immediately prior to the Date of Termination and (B) the Executive's annual target bonus for the fiscal year in which the Date of Termination occurs; and (ii) any unpaid amounts of the Executive's Annual Base Salary and annual bonus for periods prior to the Date of Termination. In addition, all of the Executive's then outstanding options to purchase shares of Company common stock, whether or not previously vested and exercisable, shall be immediately vested and exercisable upon the Date of Termination. The Company shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation in the Company's medical and dental insurance plans (or substantially equivalent coverage under an alternative arrangement) as well as continued supplemental life insurance coverage for the lesser of thirty-six months following the Date of Termination or until the Executive is provided by another employer with benefits (determined on a benefit by benefit basis) substantially comparable (with no applicable preexisting condition or eligibility limitations) to the benefits provided by the corresponding Company plan. The statutory health care continuation coverage period for the Executive under Section 4980B of the Code will commence at the end of such thirty-six month period. For each year that the Company provides for benefit continuation coverage under this Section 5(a), the Executive shall be entitled to receive a supplemental payment in an amount such that after payment of all employment related taxes on the continued coverage, there remains a balance sufficient to pay the employment related taxes being reimbursed. For purposes of this Section 5(a), "employment related taxes" means the incremental federal and state income and payroll taxes payable by the Executive or the Executive's spouse with respect to any applicable item of income.

        (b)   DEATH AND DISABILITY.    If the Executive's employment is terminated by reason of Disability during the Term, the Company shall pay to the Executive, not later than thirty days following the Date of Termination, a cash lump sum equal to the sum of the Executive's Annual Base Salary immediately prior to the Date of Termination and the Executive's annual target bonus for the fiscal year in which the Date of Termination occurs. The Company shall also pay to the Executive, in the event of a termination due to the Executive's death or Disability, any unpaid amounts of the Executive's Annual Base Salary and annual bonus for periods prior to the Date of Termination. In addition, if the Executive's employment is terminated due to death or Disability, all of the Executive's then outstanding options to purchase shares of Company common stock, whether or not previously vested and exercisable, shall be immediately vested and exercisable upon the Date of Termination and shall remain exercisable until the earlier of (i) the expiration of the maximum term of the option and (ii) the one year anniversary of the Date of Termination.

        (c)   BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON.    If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason then, (i) the Company shall pay to the Executive in a lump sum in cash within thirty days after the Date of Termination, any portion of the Executive's Annual Base Salary and bonus earned through the Date of Termination that has not been paid and (ii) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted.

        (d)   MITIGATION; FULL SETTLEMENT.    Following termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek reemployment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Agreement. Any amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.

        (e)   RELATIONSHIP TO OTHER BENEFITS.    The Executive's benefits under this Agreement shall be in addition to any other amount earned, accrued or owing but not yet paid under any plan, program, arrangement or understanding covering the Executive.

        (f)    EXCISE TAX.

            (i)  If any payments or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of the Executive with the Company or any person affiliated with the Company) (the "Payments") received or to be received by the Executive will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), then except as set forth in Section 5(d)(ii), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment"). The Gross Up Payment shall be an amount which, when combined with the net amount of the Payments retained by the Executive (giving effect to the application of the Excise Tax and all other applicable taxes on the Payments) will result in the net amount received by the Executive equaling the net amount of the Payments the Executive would have received absent application of the Excise Tax.

           (ii)  Notwithstanding the provisions of Section 5(f)(i), if the Payments that will be subject to the Excise Tax exceed by $100,000 or less the amount of such Payments that the Executive could receive without having any Payments become subject to the Excise Tax, then the amount of such Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax.

          (iii)  The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section 5(f) are set forth in Exhibit A.

6.    COMPETITION.

        (a)   To the extent permitted by law and except as set forth below, during the Executive's employment with the Company and for a period of one year after the termination of the Executive's employment with the Company (whether at the end of the Term or thereafter), the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in the development, production, marketing, or sale of products that compete (or, upon commercialization, could compete) with products of the Company being developed, marketed or sold as of the date of such termination (such business or activity, a "Competing Business") whether such engagement shall be as an officer, director, owner, employee, partner, consultant, advisor or any other capacity. Notwithstanding the foregoing, with respect to any termination of the Executive's employment on or following the occurrence of a Change in Control (as defined on Exhibit B hereto), the one year period described above shall be reduced to six months. Nothing herein will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any business.

        (b)   The Executive agrees that the restrictions set forth in Section 6(a) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of the restrictions and shall not be required to post bond or prove actual damages. If the scope or content of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereby consent that the scope or restriction shall be judicially modified accordingly in any proceeding brought with respect to the enforcement of the restriction.

7.    INDEMNIFICATION.

        (a)   The Company shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify the Executive if he is made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director or officer of the Company or a predecessor corporation or, at the Company's request, a director or officer of another corporation, provided, however, that the Company shall indemnify the Executive in connection with a proceeding initiated by the Executive only if such proceeding was authorized by the Board. The indemnification provided for in this Section 7 shall: (i) not be deemed exclusive of any other rights to which the Executive may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in the Executive's official capacities and as to action in another capacity while holding such office, (ii) continue following termination of the Executive's employment or service with the Company, and (iii) inure to the benefit of the heirs, executors and administrators of the Executive. The Company's obligation to provide indemnification under this Section 7 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person. Expenses incurred by the Executive in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company or a predecessor (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by relevant sections of the General Corporation Law of Delaware. Notwithstanding the foregoing, the Company shall not be required to advance such expenses to the Executive if he is a party to an action, suit or proceeding brought by the Company and approved by a majority of the Board which alleges willful misappropriation of corporate assets by the Executive, disclosure of confidential information in violation of the Executive's fiduciary or contractual obligations to the Company or any other willful and deliberate breach in bad faith of the Executive's duty to the Company or its stockholders. To assure indemnification under this Section 7 of the Executive if he is determined by the Company or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the Company or a predecessor which may exist from time to time, Section 145 of the General Corporation Law of Delaware shall, for the purposes of this Section 7, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Company which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the Company shall be deemed to have requested the Executive to serve an employee benefit plan where the performance by the Executive of his duties to the Company also imposes duties on, or otherwise involves services by, the Executive to the plan or participants or beneficiaries of the plan; and excise taxes assessed on the Executive with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines."

        (b)   A determination by the Company that the Executive has not met any applicable standard of conduct to qualify for the indemnification provided in Section 7(a), shall not be entitled to any presumptive validity in an arbitration or other proceeding brought by the Executive to enforce his right to such indemnification.

        (c)   The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

8.    DISPUTE RESOLUTION; ATTORNEYS' FEES.    Other than with respect to the Company's right to obtain injunctive relief under Section 6 (which shall not be subject to the provisions of this Section 8), all disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in San Diego, California in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs in connection with any such arbitration, provided that an arbitrator or arbitrators hearing any such dispute may, in their good faith judgment, require the Company to pay all reasonable legal fees and expenses incurred by the Executive in connection with any such arbitration or legal proceeding. Notwithstanding the foregoing, the Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with any such arbitration or legal proceeding which occurs on or following a Change in Control.

9.    SUCCESSORS.

        (a)   This Agreement is personal to the Executive, and without the prior written consent of the Company the Executive's rights under the Agreement shall not be assignable (except by will or the laws of descent and distribution). This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        (c)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement (but not for purposes of Exhibit B hereto), the term "Company" shall mean both the Company as defined above and any such successor.

10.    MISCELLANEOUS.

        (a)   This Agreement shall be governed by, and construed in accordance with, the laws of The State of California (without reference to principles of conflict of laws), except with respect to the provisions of Section 6 hereof, which shall be governed by the laws of the jurisdiction in which the prohibited activity is alleged to have principally occurred. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b)   All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

William H. Rastetter
Post Office Box 1401
Rancho Santa Fe, CA 92067

If to the Company:

BIOGEN IDEC INC.
14 Cambridge Center
Cambridge, MA 02142
Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b).

        (c)   Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        (d)   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the other provisions hereof.

        (e)   The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

        (f)    Except as set forth in this Section 10(f) (but subject to Section 10(h)), this Agreement constitutes the entire understanding of the parties with respect to its subject matter and supercedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof. Notwithstanding the foregoing, the Proprietary Information and Inventions Agreement executed by the Executive shall not be superceded by this Agreement.

        (g)   The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

        (h)   In the event that the Merger is not consummated, this Agreement shall be null and void and of no force or effect. This Agreement shall terminate upon the expiration of the Term or, if earlier, upon the termination of the Executive's employment under any of the circumstances described in Section 4, except that terms of this Agreement which must survive the termination this Agreement in order to be effectuated (including the provisions of Sections 5, 6, 7 and 8) shall survive.

        (i)    This Agreement may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement under seal, as of the day and year first above written.

IDEC Pharmaceuticals Corporation
By:	/s/ JOHN DUNN
Title:	Sr. Vice President
/s/ William H. Rastetter William H. Rastetter

EXHIBIT A—TAX GROSS-UP PAYMENT RULES AND PROCEDURES

        1.     Subject to Paragraph 3 below, all determinations required to be made under Section 5(f) of this Agreement, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Auditor selected in accordance with Paragraph 2 below. The Auditor shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the termination of the Executive's employment or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 1, shall be paid to the Executive within five (5) days of the receipt of the Auditor's determination. If the Auditor determines that no Excise Tax is payable to the Executive, it shall furnish the Executive with a written report indicating that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Auditor shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 3 below and the Executive thereafter is required to make a payment or additional payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

        2.     The Auditor shall be public accounting firm mutually agreed upon by the Company and the Executive. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Company shall pay the Auditor's fee.

        3.     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty day period following the date on which the Executive gives such notice to the Company, whichever period is shorter. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

        4.     If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 3 above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Paragraph 3), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

EXHIBIT B

        For purposes of this Agreement, a "Change in Control" shall be deemed to occur upon the first of the following events:

          (i)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction which is not a Change in Control described in clause (A) of paragraph (iii) below;

         (ii)  the election to the Board, without the recommendation or approval of a majority of the incumbent Board (as of the Effective Time, but giving effect to the consummation of the Merger), of directors constituting a majority of the number of directors of the Company then in office, provided, however, that directors whose election or appointment following the Effective Time is approved by a majority of the members of the incumbent Board shall be deemed to be members of the incumbent Board for purposes hereof, provided further that directors whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company will not be considered as members of the incumbent Board for purposes of this paragraph (ii);

        (iii)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation (unless following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto represent less than 60% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation and the transaction results in those persons who are members of the incumbent Board immediately prior to such merger or consolidation constituting less than 50% of the membership of the Board or the board of such surviving or parent entity immediately after, or subsequently at any time as contemplated by such merger or consolidation (in which case the transaction shall be a Change in Control)) or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

        (iv)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of the Change in Control definition set forth in this Exhibit A, the following definitions shall apply:

"Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed an effective Schedule 13G; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation or other business entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

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EMPLOYMENT AGREEMENT
EXHIBIT A—TAX GROSS-UP PAYMENT RULES AND PROCEDURES
EXHIBIT B